Exhibit 34.2

Report of Independent Registered Public Accounting Firm

The Board of Directors

The Corporate Trust Services division of Wells Fargo Bank, National Association:

We have examined the management’s assessment, included in the accompanying Assessment of Compliance with the Applicable Servicing Criteria, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for asset-backed securities (“ABS”) transactions for which the Company provides trustee (except Delaware trustee or owner trustee) and/or paying agent services and for which (i) some or all of the offered securities for such ABS transactions were publicly offered pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (ii) the offered securities for such ABS transactions were privately issued pursuant to an exemption from registration and the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes (a) any transactions for which the securities issued are mortgage-backed securities or mortgage-related asset-backed securities and (b) certain transactions for which the issuing entity has a fiscal year that ends on a date other than the end of the calendar year (the “ABS Platform”), to the extent required in the related transaction agreements, in regards to the activities performed by the Company, except for the following servicing criteria: 1122(d)(2)(iii), 1122(d)(3)(i)(B), 1122(d)(3)(i)(C), 1122(d)(3)(i)(D), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which management has determined are not applicable to the activities the Company performed with respect to the ABS Platform as of and for the twelve months ended December 31, 2013; provided however that, with respect to the ABS Platform, servicing criterion 1122(d)(3)(i)(A) is applicable only to the timeframe in which the Company distributes or makes available to investors the relevant investor reports received by the Company from the entity preparing such reports; provided further that, with respect to the ABS Platform, servicing criterion 1122(d)(3)(ii) is applicable only as it relates to the timeframe of the remittances to investors; and provided further that, with respect to the ABS Platform, for servicing criteria 1122(d)(4)(i) and 1122(d)(4)(ii), the Company is only required to provide the servicer an Indenture Trustee Certificate identifying the status of the collateral certificates (the “Applicable Servicing Criteria”). With respect to applicable servicing criteria 1122(d)(1)(ii) and 1122(d)(4)(xv), management has determined that there were no activities performed during the twelve months ended December 31, 2013 with respect to the ABS Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to the Assessment of Compliance with the Applicable Servicing Criteria identifies the individual transactions and securities defined by management as constituting the ABS Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the ABS Platform, testing selected servicing activities related to the ABS Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2013 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois

February 26, 2014